Exhibit 4.1

Execution Version

REPLIGEN CORPORATION

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 4, 2022

to Indenture for Senior Debt Securities

Dated as of July 19, 2019

0.375% Convertible Senior Notes due 2024

SECOND SUPPLEMENTAL INDENTURE dated as of March 4, 2022 (this “Second Supplemental Indenture”), between REPLIGEN CORPORATION, a Delaware corporation, as issuer (the “Company,” as more fully set forth in Section 1.01 of the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of July 19, 2019, by and between the Company and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee,” as more fully set forth in Section 1.01 of the First Supplemental Indenture)), and the Trustee, supplementing the Indenture for Senior Debt Securities dated as of July 19, 2019, between the Company and the Trustee (the “Base Indenture” and the Base Indenture, as amended and supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, and as it may be further amended or supplemented from time to time with respect to the Notes, the “Indenture”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee entered into the Base Indenture to provide, among other things, for the issuance, from time to time, of the Company’s Securities, in an unlimited aggregate principal amount, in one or more series to be established by the Company under, and authenticated and delivered as provided in, the Base Indenture;

WHEREAS, the Company and the Trustee entered into the First Supplemental Indenture to provide for a single series of Securities designated as its 0.375% Convertible Senior Notes due 2024 (the “Notes” and each $1,000 principal amount thereof, unless the context otherwise requires, a “Note”), initially in an aggregate principal amount not to exceed $287,500,000, and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered;

WHEREAS, on July 19, 2019, the Company issued and delivered and the Trustee authenticated $287,500,000 aggregate principal amount of Notes under the Base Indenture, as amended and supplemented by the First Supplemental Indenture;

WHEREAS, Section 10.02(l) of the First Supplemental Indenture provides that the Company and the Trustee may, from time to time and at any time and without the consent of any Holder, enter into an indenture or indentures supplemental thereto to irrevocably elect a Settlement Method or a Specified Dollar Amount, or eliminate the Company’s right to elect a Settlement Method;

WHEREAS, the Company has provided to the Trustee an Officer’s Certificate in accordance with Sections 10.02 and 10.06 of the First Supplemental Indenture and 9.05 and 13.07 of the Base Indenture and Opinion of Counsel in accordance with Sections 10.02 and 10.06 of the First Supplemental Indenture and Sections 9.05 and 13.07 of the Base Indenture;

WHEREAS the Company has requested and hereby directs that the Trustee execute and deliver this Second Supplemental Indenture; and

WHEREAS, all acts and things necessary to make this Second Supplemental Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Second Supplemental Indenture has in all respects been duly authorized.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

That the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE 1

DEFINITIONS

For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)    all words, terms and phrases defined in the Base Indenture as supplemented by the First Supplemental Indenture (but not otherwise defined herein) shall have the same meanings as in the Base Indenture as supplemented by the First Supplemental Indenture;

(b)    all words and terms and phrases defined in the First Supplemental Indenture (but not otherwise defined herein) shall have the same meanings as in the First Supplemental Indenture; and

(c)    the words “herein,” “hereof” and “hereunder” and other words of similar import (i) when used with regard to any specified Article, Section or sub-division, refer to such Article, Section or sub-division of this Second Supplemental Indenture and (ii) otherwise, refer to the Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

IRREVOCABLE ELECTION

(a)    Irrevocable Election of Combination Settlement and $1,000 Specified Dollar Amount. The Company hereby irrevocably elects Combination Settlement with a Specified Dollar Amount per $1,000 principal amount of Notes converted of $1,000 for the Settlement Method in respect of any conversion of Notes that occurs on or after the date of this Second Supplemental Indenture.

ARTICLE 3

MISCELLANEOUS

(a)    Incorporation of Indenture Provisions. The parties hereto agree that the terms of Sections 17.02 (Provisions Binding on Company’s Successors), 17.04 (Governing Law; Jurisdiction), 17.09 (Execution in Counterparts) and 17.10 (Separability) of the First Supplemental Indenture are incorporated herein by reference, mutatis mutandis.

(b)    Miscellaneous Amendments Under Base Indenture; Ratification of Base Indenture and First Supplemental Indenture. Except as amended hereby with respect to the Notes, the Base Indenture, as amended and supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture as supplemented by the First Supplemental Indenture in the manner and to the extent herein and therein provided.

(c)    Headings, etc. The titles and headings of the articles and sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

(d)    The Trustee. The Trustee shall not be responsible for and makes no representation as to the validity, execution or adequacy of this Second Supplemental Indenture, and is not responsible for any recital or statement herein. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Base Indenture, as amended and supplemented by the First Supplemental Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee as if they were each expressly set forth herein for the Trustee’s benefit mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

REPLIGEN CORPORATION

By:	/s/ Jon Snodgres
	Name:	Jon Snodgres
	Title:	Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Quinton M. DePompolo
	Name:	Quinton M. DePompolo
	Title:	Banking Officer